Exhibit 10.1

Wenshan Huayi Energy Co., Ltd.
Equity Transfer Agreement
(this “Agreement”)

Transferor (Party A): Wenshan Malipo Zijin Tungsten Group Co., Ltd.
Address: Zijin Tungsten Group Co., Ltd., Nanfeng Village, Malipo County, Wenshan State, Yunnan Province
Legal Representative: Qinquan Lin; Title: Vice Chairman of Board and General Manager

Transferee (Party B): Shenzhen Zhaoheng Hydropower Co., Ltd.
Address: F/19, Unit A, JinFengCheng Building, No.5015 Shennan Rd., Shenzhen PRC 518015
Legal Representative: Guosheng Xu; Title: Chairman of Board

WHEREAS:
Party A is one of the shareholders of Wenshan Huayi Energy Co., Ltd. (“Huayi”), a company with limited liabilities duly incorporated in accordance with PRC laws and regulations. Huayi, with a registered capital of RMB60 million, is engaged in the operation and development of hydropower stations and owns 2×20MW Mangun Cascade V station in Malipo county of Yunnan Province. Currently, Huayi is owned by four shareholders, including Yunnan Hualian Xinyin Co., Ltd, which contributed RMB27.6 million to the registered capital and owns 46% equity interests of Huayi, Party A, which contributed RMB13.2 million to the registered capital and owns 22% equity interests of Huayi, Malipo Electric Co., Ltd, which contributed RMB10.2 million to the registered capital and owns 17% equity interests of Huayi, and Xuezhang Wang from Wenshan State Design Institute of Water Conservancy & Hydro-Electric Power contributed RMB9 million to the registered capital  and owns 15% equity interests of Huayi.

After approved in Huayi’s shareholders meeting, Party A agreed to sell and Party B agreed to purchase 22% equity interests in Huayi held by Party A (the “Equity”).

Under the principals of fairness, honesty, equality and mutual benefits, and after amicable negotiations, Party A and Party B agree on the following terms regarding the rights and obligations of Equity transfer.

1: Party A guarantees that it duly owns 22% equity interests in Huayi and has given over the full contribution to the registered capital. Party A further guarantees that it has legitimate right to dispose the Equity, and during the term of ownership, Party A has never disposed the Equity, including but not limited to equity transfer, pledge, debt liquidation, or guarantee by using the Equity as security.

2:  Consideration and Mode of Payment

2.1: Party A and Party B agree that the base day for the Equity transfer is May 31, 2009. The consideration for the Equity transfer is RMB19.8 million.

2.2: Party A and Party B agree that within three business days after signing of this Agreement, Party B shall pay  Party A RMB5 million as deposit, which shall be set off against the consideration after duly performance of this Agreement. On the next day after signing of this Agreement, Party A and Party B shall register the Equity transfer with the Administration for Industry and Commerce.

2.3: Party A and Party B agree that, within three business days after registering the Equity transfer with the Administration for Industry and Commerce, Party B shall pay Party A the outstanding consideration, RMB14.8 million. Party A shall provide Party B with legitimate invoice when it receives payment from Party B. The designated bank account of Party A is as follows.

Account Name: Wenshan Malipo Zijin Tungsten Group Co., Ltd.
Bank Name: Agricultural Bank of China, Malipo County Sub-branch
Account Number: 079101040004568

3. Rights and Obligations of Party A

3.1: Before the Equity transfer, Party A shall, according to the PRC Company Law,  give notice to and get the approval from other shareholders in Huayi regarding the Equity transfer.

3.2: Party A guarantees that the financial statements as of May 31, 2009 reflects the true and correct financial conditions of Huayi (including total liabilities amounted to RMB57,768,262.21, total shareholder’s equity interests amounted to RMB 58,688,559.46 and total assets amounted to RMB116,456,821.67. For details, please see the financial statements of Huayi as of May 31, 2009.). Party A further guarantees that, other than the disclosures in the financial statements, Huayi does not have any other liabilities or obligations.

3.3: Party A shall assist Party B with the amendment of the articles of association and the registration of the Equity transfer with the Administration for Industry and Commerce.

3.4: Party A shall bear relevant fees and taxes in relation to the Equity transfer according to the laws and regulations and state policies.

4. Rights and Obligations of Party B

4.1: Party B shall fully pay the consideration in accordance with the terms under this Agreement.

4.2: After signing of this Agreement, Party B shall be the legitimate owner of the Equity and enjoy all rights and bear all obligations attaching to the Equity.

4.3: Party B shall bear relevant fees and taxes in relation to the Equity transfer according to the laws and regulations and state policies.

5. Liabilities for Breach of this Agreement

5.1: After this Agreement takes effect, either party shall be liable for the other’s loss if it fails to perform its obligations  under this Agreement.

5.2:Party A shall refund twice of the deposit to Party B, if Party A fails to fulfill its obligations under this Agreement. If Party B fails to make payment to Party A in accordance with this Agreement, Party B shall not be entitled to refund his deposit.

5.3: If Party B fails to make payment to Party A in accordance with this Agreement, Party B shall pay Party A penalty at a rate 0.5% of the overdue balance per day. If the payment is overdue for more than 60 days, this Agreement shall be terminated.

6: This Agreement may be modified or terminated if:

6.1: all obligations under this Agreement may not be fulfilled due to force majeure;

6.2: both parties agree to modify or terminate this Agreement without any harm to national and social interests;

6.3: Unless the Agreement is terminated according to article 5.3 of this Agreement, either party is entitled to terminate this Agreement in written notice, if the other party fails to fulfill its obligations exceeding 30 days of the time limit under this Agreement.

6.4: either party is entitled to  terminate this Agreement in written notice, if the other party provided false guarantees or statements under this Agreement.

6.5: either party is entitled to terminate this agreement if the other party provides false documents or fails to provide relevant documents in relation to the Equity  transfer,  and fails to complete the Equity transfer, which may result in the failure of performance within stipulated period under this Agreement.

The termination of this Agreement does not exclude the liabilities under article 5. The default party shall compensate the losses of the other party if the deposit is not enough to cover the losses. If the Agreement is terminated without any party’s default, Party A shall return the deposit, together with the interests (based on the corresponding bank loan rate) to Party B within three business days after termination of this Agreement. Should Party fails to return the deposits and interests on a duly basis, Party A shall pay penalty to Party B at a rate of 0.5% of the overdue balance per day.

7: Party A and Party B may sign supplementary agreements if there are other issues not covered in this Agreement. The supplementary agreements have the same legal effects to this Agreement.

8: The two parties shall try to settle any dispute through amicable negotiations. If no agreement can be reached, either party may submit the case to the  People’s Court where this Agreement was entered into.

9: This Agreement is in 6 copies. Party A and Party B each keep two copies. Huayi and the Administration for Industry and Commerce each will keep one copy. All copies have the same legal effects.

Party A (seal): Wenshan Malipo Zijin Tungsten Group Co., Ltd.
Legal Representative (or representative duly authorized):

Party B (sealed): Shenzhen Zhaoheng Hydropower Co., Ltd.
Legal Representative (or representative duly authorized):

This Agreement is signed in Malipo county, Yunan Province
Signed on: June 23, 2009